                                                                    EXHIBIT 12.1

                             SILICON GRAPHICS, INC.

                       STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES

                           NINE MONTHS
                         ENDED MARCH 31,             YEARS ENDED JUNE 30,
                         --------------- ---------------------------------------------
                              1997         1996     1995     1994     1993     1992
                         --------------- -------- -------- -------- -------- ---------
                                           (IN THOUSANDS, EXCEPT RATIOS)
Income (loss) from
 continuing operations
 before income taxes....    $(31,164)    $188,788 $316,719 $198,608 $120,491 $(130,134)
Add fixed charges.......      36,048       41,540   30,577   19,504   14,645    18,426
                            --------     -------- -------- -------- -------- ---------
 Earnings (as defined)..    $  4,884     $230,328 $347,296 $218,112 $135,136 $(111,708)
                            ========     ======== ======== ======== ======== =========
Fixed charges
 Interest expense.......    $ 10,727     $ 12,995 $  9,294 $  2,576 $  2,924 $   2,815
 Amortization of debt
  issuance cost and
  discount..............       7,706        9,370    8,893    5,745      --        --
 Estimated interest
  component of rent
  expenses..............      17,615       19,175   12,390   11,183   11,721    15,611
                            --------     -------- -------- -------- -------- ---------
Total fixed charges.....    $ 36,048     $ 41,540 $ 30,577 $ 19,504 $ 14,645 $  18,426
                            ========     ======== ======== ======== ======== =========
Ratio of earnings to
 fixed charges..........         0.1          5.5     11.4     11.2      9.2       -- (1)
                            ========     ======== ======== ======== ======== =========

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(1) Earnings (as defined) for fiscal 1992 were insufficient to cover fixed charges by $18.4 million.